Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2008 THIRD QUARTER RESULTS

Mentor, Ohio (January 30, 2008)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2008 third quarter ended December 31, 2007. Fiscal 2008 third quarter revenues increased 5% to $314.0 million compared with $299.0 million in the third quarter of fiscal 2007, driven by growth in all three segments.

Fiscal 2008 third quarter net income was $21.8 million, or $0.34 per diluted share, compared with net income of $21.3 million, or $0.33 per diluted share, in the third quarter of fiscal 2007. Included in net income for the third quarter of fiscal 2008 and 2007 are expenses associated with the Erie to Mexico transfer of manufacturing operations, which negatively impacted diluted earnings per share by $0.01 and $0.03, respectively. Additionally, the fiscal 2007 third quarter included a gain related to discontinued operations, which contributed $0.01 to diluted earnings per share.

“While demand remains strong across our operations with revenue growth in all three segments and record backlog levels, we are experiencing a slower than anticipated ramp up in production levels at our new Monterrey, Mexico manufacturing facility,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “Because these capital products have long lead times, these delays have had minimal impact in meeting customer requirements. However, these delays did temper shipment levels and added incremental manufacturing costs beyond where we expected them to be. Currently, our production levels approximate our expected average monthly run rate, which bodes well for better throughput levels in subsequent quarters.

“As we had indicated previously, our performance expectations for the current fiscal year were heavily weighted to the second half. While we are capturing labor cost savings in Mexico, we will not reach the production levels we originally required to achieve our second half revenue and earnings levels. Additionally, raw material cost increases have continued. As a result, we have lowered our earnings

STERIS Corporation

News Announcement

expectations for the full fiscal year. While we are disappointed that near-term performance will fall short, we are encouraged that the fundamentals of our business remain strong, as evidenced by strong order growth, record backlog levels, new product introductions, and strong free cash flow.”

Quarterly Segment Results

Healthcare revenues in the quarter increased 5% to $220.5 million compared with the third quarter of fiscal 2007. Revenue growth was primarily driven by strength in consumables, as well as solid demand for service. Capital equipment revenues were flat compared with the prior year quarter and partially reflected reduced volume throughput at the Company’s Monterrey, Mexico manufacturing facility. Order backlog levels grew to a record $107.3 million, an increase of 22% compared with the prior year period. Operating income increased 2% year-over-year to $26.2 million. Sales channel and marketing investments related to new product offerings and increased research and development expenses impacted operating income levels.

Life Sciences third quarter revenues were $59.0 million, an increase of 5% compared with the third quarter of fiscal 2007. The segment experienced growth in capital equipment for the research market as well as service and consumables. However, delayed project activity among customers in the pharmaceutical market affected revenues in the quarter. Order backlog increased 30% to $58.3 million compared with the prior year period. Life Sciences operating income was $0.8 million in the quarter compared with $2.5 million in the third quarter of fiscal 2007. Operating income levels were primarily impacted by increased research and development expenses related to product enhancements and by foreign exchange translation.

Fiscal 2008 third quarter revenues for Isomedix Services were $34.6 million, an increase of 4% compared with the same period last year. Revenue growth was primarily driven by increased demand from medical device customers and routine price increases. Operating income increased 12% compared with the prior year quarter to $6.4 million, reflecting increased volumes and pricing.

STERIS Corporation

News Announcement

Cash Flow

Net cash provided by operations in the first nine months of fiscal 2008 was $94.5 million, compared with net cash provided by operations of $41.4 million in the first nine months of fiscal 2007. Net cash provided by operations in the fiscal 2007 period included a $27.6 million payment to the IRS for tax expenses previously incurred. Free cash flow (see note 1) for the first nine months of fiscal 2008 was $60.1 million, compared with free cash flow of $10.9 million in the first nine months of fiscal 2007. During the third quarter of fiscal 2008, the Company completed the sale of its Erie, Pennsylvania manufacturing facility, which added $4.7 million to free cash flow.

During the quarter, the Company repurchased 1,453,200 shares of its common stock at an average price of $27.97 per common share for a total amount of $40.6 million. For the first nine months of fiscal 2008, the Company has repurchased 3,406,531 shares of its common stock at an average price of $28.26 for a total amount of $96.3 million. Approximately $225 million remains under the current share repurchase authorization.

Outlook

Based upon year-to-date results and current anticipated trends, the Company expects revenue growth in the range of 4-5% and earnings per diluted share of $1.30 to $1.35 for the full fiscal year. This revised outlook largely reflects the impact of the slower than anticipated ramp in production levels at the Company’s manufacturing facility in Monterrey, Mexico.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on January 30, 2008, until 5:00 p.m. Eastern time on February 13, 2008, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

STERIS Corporation

News Announcement

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

# # #

This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of

STERIS Corporation

News Announcement

reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, executive transition or other issues or risks associated with the matters described in this release, or the referenced conference call, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$313,974	$298,967	$889,920	$847,570
Cost of revenues	183,775	171,266	517,339	487,733

Gross profit	130,199	127,701	372,581	359,837

Operating expenses:
Selling, general, and administrative	85,612	82,594	260,100	243,789
Restructuring expense	952	3,179	3,041	5,442
Research and development	10,173	8,078	27,963	24,756

	96,737	93,851	291,104	273,987

Income from operations	33,462	33,850	81,477	85,850
Non-operating expense, net	935	1,123	2,572	3,788

Income from continuing operations before income tax expense	32,527	32,727	78,905	82,062
Income tax expense	10,751	11,859	27,908	30,773

Income from continuing operations	21,776	20,868	50,997	51,289
Gain on sale of discontinued operations, net of tax	—	431	—	1,058

Net income	$21,776	$21,299	$50,997	$52,347

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.35	$0.32	$0.80	$0.78
Discontinued operations	—	0.01	—	0.02

Net income	$0.35	$0.33	$0.80	$0.80

Diluted earnings per common share
Continuing operations	$0.34	$0.32	$0.79	$0.78
Discontinued operations	—	0.01	—	0.02

Net income	$0.34	$0.33	$0.79	$0.80

Cash dividends declared per common share outstanding	$0.06	$0.05	$0.17	$0.13

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	62,995	64,737	64,073	65,255
Diluted number of common shares outstanding	63,836	65,340	64,931	65,796

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	December 31, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,388	$52,296
Accounts receivable, net	201,213	251,207
Inventories, net	164,436	131,997
Other current assets	52,174	49,220

Total Current Assets	473,211	484,720

Property, plant, and equipment, net	384,991	388,899
Goodwill and intangible assets, net	333,241	332,947
Other assets	3,352	2,604

Total Assets	$1,194,795	$1,209,170

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$62,586	$76,184
Other current liabilities	136,699	141,215

Total Current Liabilities	199,285	217,399

Long-term debt	132,225	100,800
Other liabilities	109,344	116,679
Shareholders’ equity	753,941	774,292

Total Liabilities and Shareholders’ Equity	$1,194,795	$1,209,170

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$220,451	$209,807	$622,826	$594,032
Life Sciences	58,968	56,062	162,274	154,394
STERIS Isomedix Services	34,555	33,098	104,820	99,144

Total Segment Revenues	$313,974	$298,967	$889,920	$847,570

Segment Operating Income:
Healthcare	$26,222	$25,598	$59,952	$67,142
Life Sciences	813	2,534	1,391	1,496
STERIS Isomedix Services	6,427	5,718	20,134	17,212

Total Segment Operating Income	$33,462	$33,850	$81,477	$85,850

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Nine Months Ended December 31,
	2007	2006
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$50,997	$52,347
Non-cash items	36,900	45,192
Working capital adjustments	6,605	(56,168)

Net cash provided by operating activities	94,502	41,371

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(39,142)	(33,066)
Proceeds from sale of property, plant, equipment and intangibles	4,740	2,577
Proceeds from sale of discontinued operations	—	2,927

Net cash used in investing activities	(34,402)	(27,562)

Financing Activities:
Proceeds under credit facilities, net	31,925	11,440
Payments on long-term obligations and capital leases, net	(500)	(1,436)
Repurchases of common shares	(94,758)	(59,628)
Cash dividends paid to common shareholders	(10,910)	(8,508)
Stock options and other equity transactions, net	14,131	8,186

Net cash used in financing activities	(60,112)	(49,946)
Effect of exchange rate changes on cash and cash equivalents	3,104	2,416

Increase (decrease) in cash and cash equivalents	3,092	(33,721)
Cash and cash equivalents at beginning of period	52,296	72,732

Cash and cash equivalents at end of period	$55,388	$39,011

	Nine Months Ended December 31,
	2007	2006
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$94,502	$41,371
Purchases of property, plant, equipment, and intangibles, net	(39,142)	(33,066)
Proceeds from the sale of property, plant, equipment, and intangibles	4,740	2,577

Free Cash Flow from Continuing Operations	$60,100	$10,882

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a non-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities outside of core operations, repurchase common shares, pay cash dividends, and reduce debt. STERIS’s calculation of free cash flow may vary from other companies.